Exhibit 16.1
Mayer Hoffman McCann P.C.

July 25, 2017

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:	JRjr33, Inc. Form 8-K (File No. 001-36755)

We have read the statements made by JRjr33, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of JRjr33, Inc. dated July 25, 2017. We agree with the statements concerning our Firm in such Form 8-K.

With respect to all other matters, we have no basis to either agree or disagree with the statements made therein including the Company's statement that the contract with ActiTech L.P. was invalid or contained terms that violated usury statutes.

Very truly yours,

/s/ Mayer Hoffman McCann P.C.